Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Announces Year to Date and Third Quarter Results
Book Value per Share Reaches $4.73
Board Declares Quarterly Dividend of $.04/Share

Hewlett, New York—November 14, 2012--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results for the period ended September 30, 2012.   Year to date net income was $2.24 million, or $.59 per share, up from the $1.12 million and $.29 per share earned during the comparable period in 2011.  Third quarter net income was $914,000, or $.23 per share, as compared to $220,000 and $.06 per share in the third quarter of 2011.  Net operating income1 for the nine months ended September 30, 2012 was $2,166,000, or $.56 per share, as compared to $884,000 and $.23 per share generated during the comparable period in 2011.  Third quarter net operating income was $871,000, or $.22 per share, while third quarter 2011 amounts were $89,000 and $.02 per share.

The Company also announced that its board declared a quarterly dividend of $.04 per share payable on December 14, 2012 to shareholders of record at the close of business on November 30, 2012.  This marks the sixth consecutive quarter of dividend distributions.
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1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Operating Highlights

•
Direct premiums written in the third quarter 2012 were up by 22.9% over the third quarter of 2011.  For the nine months ended September 30, 2012, direct premiums written increased 19.5% over the prior year’s amount.

•	Net premiums written in the third quarter were up 30.4% over 2011. Year to date the increase was 19.0%.
•	Net premiums earned in the third quarter were up by 34.2% over 2011. Year to date the increase was 24.0%.
•	Ceding commission revenue earned in the third quarter increased by 17.5% over 2011. Year to date the increase was 16.0%
•	Q3 net loss ratio was 51.0% as compared to 74.5% in Q3 2011.
•	Q3 combined ratio was 74.5% as compared to 97.7% in Q3 2011.

Financial Highlights

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
(000's except per share amounts and percentages)
Direct premiums written (1)	$12,765	$10,383	$2,382	22.9%	$36,440	$30,503	$5,937	19.5%
Net premiums written (1)	$5,565	$4,267	$1,298	30.4%	$14,762	$12,410	$2,352	19.0%
Net premiums earned	$5,282	$3,937	$1,345	34.2%	$13,418	$10,822	$2,596	24.0%
Ceding commission revenue	$2,711	$2,307	$404	17.5%	$8,526	$7,348	$1,178	16.0%
Net investment income	$242	$172	$70	40.7%	$740	$510	$230	45.1%
Interest expense	$20	$24	$(4)	(16.7)%	$61	$108	$(47)	(43.5)%
Net income	$914	$220	$694	315.5%	$2,240	$1,120	$1,120	100.0%
Net income per diluted share	$0.23	$0.06	$0.17	283.3%	$0.59	$0.29	$0.30	103.4%
Comprehensive income	$1,266	$109	$1,157	1,061.5%	$3,082	$1,230	$1,852	150.6%
Net operating income (1)	$871	$89	$782	878.7%	$2,166	$884	$1,282	145.0%
Operating income per diluted share (1)	$0.22	$0.02	$0.20	863.3%	$0.56	$0.23	$0.33	143.5%

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1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary

Barry Goldstein, Kingstone’s Chairman and CEO, stated “The third quarter results were excellent.  Our written premium growth continues, and in fact has accelerated some.  Coupled with the reduction to the quota share percentage for Commercial Lines, our Q3 net earned premiums grew by 34.2% over 2011 to an all-time high. The quarter’s loss ratio and combined ratio were 51.0% and 74.5%, respectively, both far better than the third quarter of 2011.  With our portfolio heavily weighted in investment grade corporate bonds, we have been the beneficiary of the increase in market prices of this asset class.  Overall, our net income for the first nine months of $2.24 million is twice what we earned at this time last year.

Superstorm Sandy left massive damage to the downstate New York area, the scale of which has never been seen before.  The financial impact of the storm on KINS will be felt over the next three quarters, through a combination of losses and reductions to commission revenue as discussed in our Form 10-Q.  It is too early to estimate the revenue declines we will experience. We are doing everything we can to assist our policyholders who experienced a loss from the storm. While this will take us longer than anyone would like, we have been recognized by the agents in New York for being fair and timely when it comes to settling claims.  We will do everything we can to maintain that reputation.”

Victor Brodsky, Kingstone’s CFO, added “Our quota share and catastrophe reinsurance treaties, along with our excellent results of operations through September 30, puts us in a strong position, which will allow us to endure the financial impact from the effects of Superstorm Sandy.”

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2012	2011	$ Change	% Change		2012	2011	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$12,765	$10,383	$2,382	22.9%		$36,440	$30,503	$5,937	19.5%
Assumed written premiums	18	3	15	500.0%		21	6	15	-%
Ceded written premiums	(7,218)	(6,120)	(1,098)	17.9%		(21,699)	(18,099)	(3,600)	19.9%
Net written premiums	5,565	4,266	1,299	30.5%		14,762	12,410	2,352	19.0%
Change in unearned premiums	(283)	(329)	46	(14.0	) %	(1,344)	(1,588)	244	(15.4	) %

Net premiums earned	$5,282	$3,937	$1,345	34.2%		$13,418	$10,822	$2,596	24.0%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2012	2011	$ Change	% Change		2012	2011	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$914	$220	$694	315.5%		$2,240	$1,120	$1,120	100.0%

Net realized gain on investments	66	197	(131)	(66.5	) %	112	357	(245)	(68.6	) %
Less tax effect on realized gains	23	66	(43)	(65.2	) %	38	121	(83)	(68.6	) %
Net realized gain on investments, net of taxes	43	131	(88)	(67.2	) %	74	236	(162)	(68.6	) %

Net operating income	$871	$89	$782	878.7%		$2,166	$884	$1,282	145.0%

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.